Exhibit 99.1
CONTACT:	Robert Hodgson (949) 255-0500 bhodgson@calfirstbancorp.com

CALFIRST BANCORP REPORTS DECLINE IN THIRD QUARTER EARNINGS DUE TO
LOWER NON-INTEREST INCOME AND INTEREST RATES

IRVINE, CALIFORNIA, April 25, 2012 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that net earnings for the third quarter ended March 31, 2012 decreased 42% to $2.1 million from net earnings of $3.7 million for the third quarter of fiscal 2011. For the nine months ended March 31, 2012, net earnings of $6.7 million were 21% below the $8.4 million reported for the first nine months of fiscal 2011. Diluted earnings per share for the third quarter of fiscal 2012 were down 43% to $0.20 per share, compared to $0.35 per share for the third quarter of the prior year. Diluted earnings per share for the first nine months of fiscal 2012 of $0.64 were 21% below the $0.81 per share reported for the same period of the prior fiscal year.

Total direct finance, loan and interest income for the third quarter of fiscal 2012 decreased 17% to $5.8 million compared to $6.9 million during the third quarter of the prior year. The decrease was primarily due to a 13% decrease in direct finance income and 28% decrease in commercial loan income. The $575,000 decrease in direct finance income related to a 9% increase in the average investment in leases while the average yield earned declined by 164 basis points. Commercial loan income decreased by $405,000 as the average yield declined 81 basis points on average balances that decreased 16% to $85.0 million compared to $101.7 million for the third quarter of the prior year. Investment income also declined due to a 1% drop in average investment balances to $63.5 million and a 103 basis point reduction in yields. During the third quarter of fiscal 2012, interest expense on deposits and borrowings decreased by $245,000 to $636,000, reflecting a 3% increase in average deposit and borrowing balances to $251.9 million, offset by a 43 basis point decrease in average interest rates paid to 1.01%. For the third quarter of fiscal 2012, the Company did not record an allowance for credit losses, compared to a $250,000 provision during the third quarter of fiscal 2011. The lack of provision in the third quarter of fiscal 2012 reflects growth of only 1% in the lease and loan portfolio during the quarter along with an overall risk profile that held steady. All of these factors combined for an 11% decrease in net direct finance, loan and interest income after provision for credit losses to $5.1 million.

Non-interest income for the third quarter of fiscal 2012 declined to $1.4 million from $3.2 million the year before. This decline was principally due to a $1.2 million decline in the gain on sale of leased property during the quarter and no gains recognized on the sale of investment securities in the current period as compared to a $940,000 investment gain recognized in the third quarter ended March 31, 2011. As a result, gross profit of $6.5 million for the third quarter ended March 31, 2012 was down 28% from $9.0 million for the third quarter of fiscal 2011.

For the first nine months of fiscal 2012, total direct finance, loan and interest income of $17.8 million was down 8% from $19.4 million for the first nine months of the prior year. This decrease was primarily due to a $1.3 million decline in income from the commercial loan portfolio during the nine months ended March 31, 2012 as average commercial loan balances of $86.7 million were down 7% and the average yield decreased 150 basis points to 4.9%. Direct finance income for the first nine months of fiscal 2012 was down 1% as a 13% increase in the average investment in leases to $233.1 million was offset by a decline in the average yield earned by 103 basis points to 7.0%. Investment income for the first nine months of fiscal 2012 was down 5% as a decline in average yield by 54 basis points to 4.6% offset a 5% increase in average investment balances to $66.0 million. For the nine months ended March 31, 2012, interest expense on deposits and borrowings decreased by $343,000 to $2.3 million, reflecting a 16.6% increase in average balances offset by a 39 basis point decrease in average rates paid to 1.14%. For the first nine months of fiscal 2012, the Company did not record a provision for credit losses, compared to a provision of $1,025,000 in fiscal 2011. The large provision during the first nine months of fiscal 2011 was largely due to significant growth in the commercial loan portfolio to $97 million at March 31, 2011, which has since been reduced to $85.0 million at March 31, 2012.

Non-interest income of $4.6 million for the first nine months of fiscal 2012 declined 35% from $7.0 million in the first nine months of fiscal 2011. The first nine months of fiscal 2011 included gains from the sale of investment securities of $2.3 million, compared to $55,500 during the first nine months of fiscal 2012. Excluding the gains realized on the sale of investment securities from both periods, non-interest income for the nine months ended March 31, 2012 would be down only 4%, as income from lease transactions reaching the end of term was relatively unchanged between the periods. As a result of the foregoing, gross profit of $20.1 million for the first nine months of fiscal 2012 was 12% lower than $22.7 million earned in the nine months ended March 31, 2011.

Non-interest expenses for the third quarter of fiscal 2012 of $3.1 million were essentially flat with $3.1 million reported for the third quarter of the prior year, while non-interest expenses for the first nine months of fiscal 2012 increased 3% to $9.3 million, compared to $9.1 million reported for the first nine months of the prior year. The increase in expenses during the first nine months of fiscal 2012 is due primarily to higher compensation expenses recognized related to the sales organization.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "Results for the first nine months include a 23% increase in the average investment in leases, but earnings continue to be restricted by lower yields earned on all investments that were not equally balanced by lower interest expense. Lease bookings during the third quarter of fiscal 2012 of $37.5 million were up 35% from $27.7 million booked during the 2011 third quarter, and included $10.6 million of lease purchases compared to $3.4 million of lease purchases during the third quarter of fiscal 2011. There was minimal funding under revolving line commitments during the quarter, compared to $5.0 million of loans booked during the third quarter of fiscal 2011. For the nine months ended March 31, 2012, total lease bookings of $128.6 million were 3% above $125.4 million booked in the same period of fiscal 2011, and included $23.3 million of lease purchases compared to $35.8 million of lease purchases in the same period in fiscal 2011. Bookings of direct leases for the nine months were up 18% to $105.2 million. In the absence of commercial loan activity and with lower lease purchases, total lease and loan bookings for the first nine months were $134.7 million, a decline of 32% from the first nine months of the prior year. The net investment in leases and loans of $333.2 million at March 31, 2012 is up 5% from June 30, 2011 and the level at March 31, 2011.

"During the third quarter of fiscal 2012, total new lease originations were 15% below the third quarter of the prior year, while nine-month cumulative originations are 3% lower. The Bank is still not actively pursuing loan development, but expects to start-up again within 90 days. The estimated backlog of approved lease and loan commitments of $111.4 million at March 31, 2012 is up from $91 million at December 31, 2011 and 6% above March 31, 2011. Attention continues to be directed toward direct and third party lease activities, with a focus on improving the volume with higher quality credits."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." If management assumptions prove to be incorrect or risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2011 Annual Report on Form 10-K and the 2012 quarterly reports on Form 10-Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Direct finance and loan income	$ 5,011	$ 5,992	$ 15,415	$ 16,844
Investment and interest income	750	914	2,394	2,509
Total direct finance, loan and interest income	5,761	6,906	17,809	19,353
Interest expense on deposits and borrowings	636	881	2,326	2,668
Net direct finance, loan and interest income	5,125	6,025	15,483	16,685
Provision for credit losses	-	250	-	1,025
Net direct finance, loan and interest income, after provision for credit losses	5,125	5,775	15,483	15,660
Non-interest income
Operating and sales-type lease income	602	333	2,378	1,578
Gain on sale of leases and leased property	545	1,780	1,660	2,527
Gains recorded on investment securitites	-	940	56	2,342
Other fee income - net	252	190	470	590
Total non-interest income	1,399	3,243	4,564	7,037

Gross Profit	6,524	9,018	20,047	22,697
Non-interest expenses
Compensation and employee benefits	2,236	2,261	6,736	6,464
Occupancy	224	238	702	712
Professional Services	148	136	420	377
Other general and administrative	499	460	1,435	1,503
Total non-interest expenses	3,107	3,095	9,293	9,056
Earnings before income taxes	3,417	5,923	10,754	13,641
Income taxes	1,299	2,266	4,087	5,218

Net earnings	$ 2,118	$ 3,657	$ 6,667	$ 8,423

Basic earnings per share	$ 0.20	$ 0.36	$ 0.64	$ 0.82
Diluted earnings per share	$ 0.20	$ 0.35	$ 0.64	$ 0.81

Weighted average common shares outstanding	10,420	10,301	10,419	10,276
Diluted number of common shares outstanding	10,430	10,394	10,429	10,368

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	March 31, 2012	June 30, 2011
ASSETS
Cash and short term investments	$ 45,963	$ 97,302
Investment securities	62,677	66,321
Net receivables	1,851	2,198
Property for transactions in process	23,453	29,199
Net investment in leases	248,257	223,449
Commercial loans	84,973	93,725
Income tax receivable	927	1,378
Other assets	1,734	2,395
Discounted lease rentals assigned to lenders	4,527	8,448
	$474,362	$524,415
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 3,433	$ 1,338
Income taxes payable, including deferred taxes	24,805	24,441
Deposits	242,094	274,775
Borrowings	-	10,000
Other liabilities	5,064	5,791
Non-recourse debt	4,527	8,448
Total liabilities	279,923	324,793
Stockholders' Equity	194,439	199,622
	$474,362	$524,415